United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 30, 2021

Date of Report (Date of earliest event reported)

Viveon Health Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39827	85-2788202
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Gibson, Deal & Fletcher, PC Spalding Exchange 3953 Holcomb Bridge Road Suite 200 Norcross Georgia	30092
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 861-5393

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units	VHAQ.U	NYSE American, LLC
Common Stock	VHAQ	NYSE American, LLC
Warrants	VHAQ.WS	NYSE American, LLC
Rights	VHAQ.R	NYSE American, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2021, Mr. Demetrios (Jim) G. Logothetis was appointed to fill the vacancy on the Board of Directors of Viveon Health Acquisition Corp. (the “Company”) until his successor is duly qualified and elected to succeed him at the Company’s next annual meeting or such earlier date of his resignation or removal.  The Company has determined that Mr. Logothetis is “independent” under NYSE American listing standards and other governing laws and applicable regulations, including Rule 10A-3 under the Securities Exchange Act of 1934, as amended.  Mr. Logothetis will serve on each of the Audit Committee, Nominating Committee and Compensation Committee.  Mr. Logothetis will be the chairman of the Audit Committee and is considered a “financial expert.”

Mr. Logothetis, age 64, has served as Senior Advisor in the Department of Housing and Urban Development (HUD) Office of the Assistant Secretary and Chief Financial Officer where he led the Audit Coordination Committee for Ginnie Mae, a government corporation within HUD from May 2020 to November 2020.  Mr. Logothetis retired from Ernst & Young (EY) effective in June 2019 extending three years beyond normal retirement at the request of the EY Executive Board. Throughout his forty-year career with EY, from January 1979 to June 2019, Mr. Logothetis served some of EY’s largest global clients as lead audit partner, and fulfilled senior leadership roles within the firm, from offices in Chicago, Frankfurt Germany, New York, London England, and Atlanta.

Mr. Logothetis has served over the years on the boards of several non-profit organizations, including The National Board of the Boys & Girls Clubs of Americas where he served on the audit committee; The Archbishop Lakovos Leadership 100 Endowment Fund where he serves as Vice Chair, The American College of Greece where he serves as Chairman of the Board of Trustees; The Board of National Hellenic Museum; Founder and Chairman of the Board of Trustees of the Hellenic American Academy, one of the largest Greek American schools in the United States; and founding Chairman of the Foundation for Hellenic Education and Culture. Mr. Logothetis holds an M.B.A. degree in Accounting, Finance and International Business from The University of Chicago Booth Graduate School of Business and a B.S.C degree in Accountancy from DePaul University. Mr. Logothetis is also a Certified Public Accountant and a Certified Management Accountant.  Mr. Logothetis has taught many EY training programs as well as graduate accounting classes at DePaul University.  Mr. Logothetis served for several years on the DePaul University, Richard H. Driehaus College of Business advisory council, and since 2017 on the board of Trustees of the University as vice-chair, and then chair of the audit committee and member of the finance committee.  Mr. Logothetis has also served as a member of the Trusteeship and Finance Committees for DePaul University.

In connection with his appointment to the Board of Directors of the Company, Mr. Logothetis will receive from the Company’s sponsor, Viveon Health, LLC, 27,000 shares of the Company's common stock, which are deemed “founder shares.”  As a result of his ownership of founder shares, Mr. Logothetis has entered into a letter agreement with the Company, pursuant to which he has agreed, among other things, (A) to vote the founder shares in favor of any proposed business combination, (B) not to propose, or vote in favor of, prior to and unrelated to an initial business combination, an amendment to the Company’s certificate of incorporation that would affect the substance or timing of its redemption obligation to redeem all public shares if the Company cannot complete an initial business combination within 15 months of the closing of this offering, unless the Company provides public stockholders an opportunity to redeem their public shares in conjunction with any such amendment, (C) not to redeem any shares, including founder shares into the right to receive cash from the trust account in connection with a stockholder vote to approve our proposed initial business combination or sell any shares to the Company in any tender offer in connection with our proposed initial business combination, and (D) that the founder shares shall not participate in any liquidating distribution upon winding up if a business combination is not consummated.

Mr. Logothetis shall also enter into (i) a joinder agreement to the escrow agreement with Continental Stock Transfer & Trust Company for the escrow of his founder shares on the same terms and conditions as set forth in the escrow agreement, dated December 22, 2021, with respect to the founder shares held by the Company’s sponsor and other directors, and (ii) an indemnity agreement with the Company, which is in the standard form entered into by the Company with its officers and directors.

Mr. Logothetis has no family relationships with any of the executive officers or directors of the Company.  There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Logothetis had, or will have, a direct or indirect material interest.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description of Agreement
10.1	Letter Agreement, dated April 30, 2021, among the Company and Mr. Logothetis

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 30, 2021

VIVEON HEALTH ACQUISITION CORP.

By:	/s/ Jagi Gill
Name:	Jagi Gill
Title:	Chief Executive Officer

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